FOR IMMEDIATE RELEASE:NEWS
May 9, 2008 OTCBB: ZLUE

Zulu Energy Corp. Raises $8.0 Million in Private Placement

Proceeds to Fund Coalbed Methane Development Operations in Botswana, Africa

SHERIDAN, Wyoming - Zulu Energy Corp. (OTCBB: ZLUE) (“Zulu Energy” or the “Company”) today announced it has raised $8.0 million in a private placement of its securities with institutional accredited investors.

The transaction, which consisted of eight million shares of common stock and eight million warrants exercisable at $1.50 per share, resulted in net proceeds to the Company after fees and expenses of approximately $7.0 million. The warrants will not be exercisable until the Company amends its articles of incorporation to increase its authorized shares of common stock. The Company has granted registration rights to the investors in the private placement.

Paul Stroud, president and CEO of Zulu Energy, said the capital infusion is a major milestone in the Company’s plans to develop its properties in northeastern Botswana. The Company, through its wholly owned subsidiary Nyati Botswana, owns exploration licenses covering 2.2 million acres in the Kalahai Karoo Basin. “This capital infusion enables us to proceed with establishing our operational infrastructure and commencing initial exploratory work in Botswana,” said Stroud.

The securities are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain additional financing to fund general operations and project work in the Republic of Botswana, the absence of any proved reserves, the need to obtain governmental approvals to renew the leases and to conduct various operational activities, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's filings with the SEC.

Contacts:

James Hostetler
Executive Vice President
Zulu Energy Corp.
303-475-6755